Exhibit 10.5

TheStreet.com, Inc. Compensation of Directors

          As approved by the Company’s board of directors (the “Board”) on July 26, 2006, effective January 1, 2007 (the “Effective Date”), the Company shall provide compensation to non-employee directors for serving on the Board or any of the Board’s committees as follows:

Annual Retainer. Each non-employee director receives an annual retainer in the amount of $30,000 for service on the Company’s Board of Directors. The retainer is payable in arrears in equal quarterly installments (on March 31st, June 30th, September 30th, and December 31st) and prorated as necessary to reflect service commencement or termination during the quarter.

Equity Grant. Each non-employee director receives an annual grant of Restricted Stock Units (“RSUs”) awarded under the Company’s Amended and Restated 1998 Stock Incentive Plan or other equity compensation plan approved by the Company’s shareholders (a “Plan”). The RSUs are awarded on the first business day of each year and valued at $60,000 based upon the closing price of the Company’s common stock on the Nasdaq Stock Market on December 31st of the previous year. The RSUs vest on the first anniversary of the date of grant. Vesting of the RSUs will automatically accelerate upon the occurrence of a Change of Control of the Company, as defined in such Plan.

Equity Ownership Guideline. The Board believes that each non-employee director should beneficially own shares of the Company’s common stock (excluding shares underlying unexercised stock options) equal to at least $180,000 in value. Each current director is expected to be in compliance with the guideline by the fourth anniversary of the Effective Date. Each new director is expected to be in compliance with this guideline by the later of the fourth anniversary of the Effective Date or the date of his or her appointment as a director. The Board recognizes that exceptions to this guideline may be necessary or appropriate in individual cases, and may approve such exceptions from time to time as it deems appropriate in the interests of the Company’s stockholders.

Meeting Fees. Each non-employee director is entitled to receive the following fees for participating in meetings of the Company’s Board and committees:

o	$1,500 for attending each Board meeting in person;

o	$450 for attending each committee meeting in person, for committee meetings that take place on the same day as Board meetings;

o	$700 for attending each committee meeting in person (other than committee meetings that take place on the same day as Board meetings);

o	$450 for participating in each Board or committee conference call, or participating by telephone in an otherwise in-person Board or committee meeting.

Chairmanship Fees. In addition to the fees set forth above, the chairman of the each committee receives the following additional annual fees (paid quarterly in arrears), to compensate him or her for the additional responsibilities and duties of the position:

o	Audit - $20,000

o	Compensation - $15,000

o	Nominating and Corporate Governance - $5,000